Exhibit 10.19

WITHOUT PREJUDICE

Dated 21 September 2017

Inspired Gaming (UK) Ltd

- and -

David G Wilson

SETTLEMENT AGREEMENT

This AGREEMENT is made on 21 September 2017

BETWEEN:-

(1)	Inspired Gaming (UK) Ltd whose registered office is at 3 The Maltings, Wetmore Road, Burton on Trent, Staffs DE14 1SE (the Company); and

(2)	David G Wilson (the Employee)

Following discussions regarding the termination of the Employee’s employment with the Company, the Company and the Employee have agreed as follows:

1.	The Employee’s employment with the Company terminated by reason of redundancy on 21 September 2017, at which time the Employee ceased serving as an officer or director of the Company or any affiliated company (the “Termination Date”).

2.	The Company will, on the date 14 days from the Termination Date and receipt of the signed Adviser Certificate:

2.1	pay to the Employee £280,000, representative of 12 months’ annual salary in lieu of contractual notice and car allowance; and

2.2	pay to the Employee an enhanced redundancy payment, as per Inspired policy, of £12,500, which will be free of tax and national insurance; and

2.3	pay to the employee the sum of £191,000, in lieu of a bonus payment under the management program for fiscal year 2017; and

2.4	make a payment to the Employees’ pension scheme of £20,500; and

2.5	pay to the employee an ex-gratia sum of £17,500 which shall be free of tax and national insurance; and

2.6	pay salary and ensure that the Employee receives all contractual benefits up to 30 September 2017 (the “Accrual Date”). For the avoidance of doubt, the Company will also provide you and your spouse with health care via the Company’s BUPA scheme as is in place at the relevant time up until the Accrual Date and thereafter for a period of 12 months from the Accrual Date. The Company will also provide you with life insurance until the Accrual Date and thereafter for a period of 12 months from the Accrual Date based on the Company’s Group life assurance policy managed by Punter Southall, subject to: (a) the cover being £1,015,000, subject always to this level of cover being permitted by the life assurance policy provider and if lower, the maximum amount that the life assurance policy provider will permit; (b) the cover being limited to £1,015,000; (b) any exclusions applied by the underwriter of the insurance policy; (c) your compliance with the rules and requirements of the scheme, including but not limited to any requirement to undertake medical examinations; (d) the ongoing ability of the Company to provide such a benefit; and (e) the annual cost to the Company for such cover being no more than £1827.84 failing which the Company shall immediately pay to the Employee the amount of £1827.84 in total. Should the underwriter under the existing Group scheme refuse or be unable to provide a policy then the Company shall be under no obligation to seek an alternative provider or underwriter of life assurance. In addition, in the event that the annual cost to the Company is greater than as set out in point (e) above you will be given the opportunity to pay the difference within 15 days of the date of the provision of such notice otherwise the Company shall be entitled to terminate the benefit forthwith. You will be responsible for the payment of any tax or benefit in kind arising or due as a result of the provision of the BUPA and life insurance benefits set out above, which the Company may deduct at source; and

2.7	reimburse the Employee in respect of any properly authorised and approved expenses claims incurred up to the Accrual Date in accordance with the Company’s policies and the Employee warrants that he has notified the Company in writing of all unclaimed expenses incurred prior to the date of this Agreement; and

2.8	pay direct to the Employee’s legal/tax advisers, provided the Company receives within 14 days of the date of this Agreement an invoice from them (addressed to the Employee and marked as payable by the Company), their reasonable legal/accountancy fees incurred solely in connection with advising the Employee on the termination of the Employee’s employment with the Company, up to a maximum of £2,000 (exclusive of VAT).

3.	With respect to the 118,736 Restricted Stock Units (the “First Plan RSUs”) awarded to the Employee under the Inspired Entertainment, Inc. 2016 Long-Term Incentive Plan (a copy of which is set forth in Annex C to the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 23, 2016) and subject to the terms of an Award Agreement between the Employee and the Company dated December 29, 2016, this confirms that the First Plan RSUs will continue to remain assigned to the Employee under the rules of the scheme as set forth in the Award Agreement for a good leaver termination (i.e., termination without “cause” by service recipient) and, accordingly, Employee shall be afforded the exact same treatment at the same time and in the same form, without any additional cost or expense, as any and all other management participants as regards (without limitation) eligibility for vesting, stock registration and access to brokerage services, such that the Employee is not disadvantaged in comparison to other management participants. The Company may not amend the terms of the First Plan RSUs without the Employee’s prior written agreement.

With respect to the 22,608 Restricted Stock Units (the “Second Plan RSUs”) awarded to the Employee under the Inspired Entertainment, Inc. Second Long-Term Incentive Plan (set forth as Exhibit 10.16 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2016) and subject to the terms of the Award Agreement between Employee and the Company dated December 29, 2016, as to which such Units were not eligible to vest until December 23, 2019, the parties hereto mutually agree that all of Employee’s Second Plan RSUs shall be fully cancelled immediately upon the Termination Date, and, in lieu thereof, Employee shall receive payment (subject to applicable withholding taxes) of £180,000 in six equal monthly instalments commencing on 1 October 2017. The Second Plan RSUs and the Award Agreement relating thereto shall be deemed fully terminated in accordance with the provisions of this Agreement and Employee further acknowledges that under no circumstances shall he be eligible to receive any other payments or benefits relating to the Second Plan RSUs. If any one of the monthly instalments is not paid by the due date then the entire balance shall become payable immediately. The Company will indemnify and hold harmless the Employee from any and all withholdings, taxes, charges, gross ups, costs (including but not limited to legal costs), interest, penalties and expenses whatsoever that may arise from the Company’s cancellation or failure to cancel the 2nd Plan RSU, or failure to pay sums due in respect of the same or otherwise howsoever occurring.

4.	In consideration of the above:

4.1	the Employee accepts the terms of this Agreement in full and final settlement of:

4.1.1	the complaints and/or claims listed at Schedule 2 and any other statutory claim and/or complaint; and

4.1.2	any contractual claim; and

4.1.3	any other claims

which the Employee has or may have now or in the future against the Company or any Group Company or its or their current or former officers, (or any of their employees or workers), employees or workers arising out of or in connection with the Employee’s employment or its termination (whether or not the Employee or the Company could have contemplated such a claim at the date of this Agreement) but excluding any claim in respect of any accrued pension rights or any breach of the Settlement Agreement or personal injury claims of which the Employee is currently unaware which the Employee may have relating to his employment with the Company. The Company confirms that, as at the date of this Agreement, it is not aware of any circumstances relating to the Employee’s employment with the Company and/or directorship(s) that would give rise to any claim by the Company against the Employee and accordingly it has no intention as at the date of this Agreement to make any such claim against the Employee;

4.2	the Employee confirms that he will continue to be bound by:

4.2.1	the Employee’s obligations owed to the Company or any other Group Company relating to confidential information; and

4.2.2	the Employee’s obligations owed to the Company or any other Group company relating to restrictive covenants save that clause 18.2 of the Employee’s Service Contract dated 1 October 2008 (the Service Contract), with effect from the date of this Agreement shall only apply in respect of SG Gaming, IGT, Novomatic AG, Gauselmann, Playtech, Betradar, Synot and their Subsidiaries and Affiliates. Affiliate means, in relation to a company, any Subsidiary or Holding Company of that company, and any Subsidiary of a Holding Company of that company, in each case from time to time and Subsidiary and Holding Company shall have the meanings given to them in Section 1159 of the UK Companies Act 2006 (except that for the purposes of the membership requirement in s1159(1)(b) and s1159(1)(c) a company shall be treated as a member of another company even if its shares in that other company are registered (i) in the name of its nominee, or (ii) in the name of a person (or the nominee of that person) who is holding the shares as security);

4.3	the Employee shall not, save as required by law, at any time disclose the terms of this Agreement (other than to the Employee’s immediate family, professional advisers or HM Revenue & Customs) or the circumstances surrounding the termination of the Employee’s employment with the Company including details regarding the negotiations leading to this Agreement. The Employee may disclose the reason for the termination of his employment. In addition, the Company shall not disclose the terms of this agreement except as required by HM Revenue & Customs, its legal advisors or otherwise as required by law or necessary business practice or is required because of the public disclosure requirements of any jurisdiction in which the Company is a public reporting or listed company (and any announcement required in this regard shall be shared with the Employee prior to publication);

4.4	the Employee undertakes that at any time following the date hereof he will not make and shall use all reasonable endeavours to prevent the making of any disparaging or derogatory statements whether or not the statement is true, whether in writing or otherwise concerning the Company or any Group Company or its or their officers or employees or consultants;

4.5	[Intentionally deleted];

4.6	except as otherwise set out in clauses 2 and 3 of this Agreement, the Employee acknowledges that, except as set out in this Agreement, there are no sums owed to him by the Company or any Group Company including any payments under any bonus, incentive, commission, share option or similar scheme and that neither the Company nor any Group Company nor the trustees of any such scheme is or shall be liable to make any payment or provide him with shares (not including the First Plan RSUs referred to in paragraph 3) or other benefits under any such scheme;

4.7	the Employee undertakes that he will return to Carys Damon at the Company’s London office on 13 October 2017 all property of the Company in his possession or control, including all credit, charge and expense cards, notes, correspondence, keys, security passes, papers, drawings, designs, documents, records, computer disks, computer hardware, computer software and mobile telephones. The Employee shall be entitled to retain his phone number and the Company and the Employee shall work together to ensure that this is takes place within 28 days from the Accrual Date.

5.	The Employee warrants that:

5.1	to the extent that he has any of the complaints or the claims listed in Schedule 2 these have been asserted by him or by his legal adviser on his behalf to the Company prior to the date of this Agreement;

5.2	except for those complaints asserted as indicated in clause 5.1 above, the Employee has no other complaints or claims of any nature against the Company or any Group Company or its or their current or former officers, (or any of their employees or workers), employees or workers, under the Equality Act 2010, the Employment Rights Act 1996, the Working Time Regulations 1998, or any other statutory claim and/or complaint; and

5.3	he has taken independent legal advice as to the full nature, terms and effect of this Agreement and in particular its effect on the Employee’s ability to pursue rights before an employment tribunal and will forthwith provide to the Company a letter in the form set out in Schedule 1 to this Agreement from the Employee’s legal adviser duly signed by the Employee’s legal adviser.

6.	the Employer undertakes that at any time following the date hereof it will not make and shall use all reasonable endeavours to prevent the making of any disparaging or derogatory statements whether in writing or otherwise concerning the Employee.

7.	The adviser was and is Daniel Wise of Osbourne & Wise 160 Fleet Street, London, EC4 2DQ, a Solicitor of the Supreme Court of England and Wales whose firm holds a contract of insurance in force or an indemnity provided for members of a professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

8.	The conditions regulating settlement agreements under the provisions of the Equality Act 2010, the Employment Rights Act 1996 and the Working Time Regulations 1998, the Trade Union and Labour Relations (Consolidation) Act 1992 the Sex Discrimination Act 1975, the Race Relations Act 1976, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006, the Disability Discrimination Act 1995, the Equal Pay Act 1970, and the National Minimum Wage Act 1998 are satisfied.

9.	The Employee accepts that the Company (for itself and on behalf of the Group Companies) is entering into this Agreement in reliance upon the warranties provided by the Employee in paragraphs 3.5, 3.7 and 4 of this Agreement.

10.	In this Agreement “Group Company” shall mean any undertaking (other than the Company) which from time to time is the Company’s subsidiary or its ultimate holding company or is a subsidiary of the Company’s ultimate holding company. In this clause the words “subsidiary” and “holding company” shall have the meanings attributed to them by the Companies Act 2006 and ultimate holding company shall mean a holding company which is not also a subsidiary.

11.	The Employee acknowledges that his obligations under this Agreement constitute severable undertakings given for the benefit of the Company and any Group Company and may be enforced by the Company on behalf of any of them.

12.	The Employee has not been induced to enter into this agreement in reliance on, nor has he been given, any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this Agreement.

13.	This Agreement is made without admission of liability on the part of the Company or any Group Company.

14.	Any Group Company, officer, employee, worker or shareholder or consultant may enforce and take the benefit of those clauses of this Agreement in which reference is expressly made to such Group Companies, officers, employees, workers or consultants subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. No consent of any such Group Company, director, officer, employee or shareholder or consultant will be required for the variation or rescission of this Agreement. Except as provided in this clause, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

15.	No failure or delay by the Company or any Group Company in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same remedy or right or the exercise of any other remedy or right.

16.	If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall not affect the validity of that provision within any other jurisdiction or any of the remaining provisions of this Agreement.

17.	This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England.

18.	In the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties irrevocably agree and submit to the non-exclusive jurisdiction of the Courts of England.

19.	The Company agrees with the Employee to provide upon request a written reference in the form agreed at schedule 3 to this agreement.

This Agreement is marked “without prejudice” and “subject to contract” but, once signed by both parties, shall have effect as, and can be relied on as evidence of, a binding agreement. For the avoidance of doubt, this Agreement shall not be binding unless and until it is signed by both parties.

Signed:	/s/ David G Wilson
By:	David G Wilson
Date:	21 September 2017

Signed:	/s/ Stewart Baker
By:	Stewart Baker, for and on behalf of the Company
Date:	21 September 2017

SCHEDULE 1

[ON LEGAL ADVISER’S LETTERHEAD]

[Date]

Dear Sirs

We confirm that:

1.	[insert name] of this firm, a solicitor holding a current practising certificate, who has not acted in this matter for Inspired Gaming (UK) Ltd or any associated employer, has advised David G Wilson as to the terms of the attached Agreement and in particular as to its effect on his ability to pursue his rights before an employment tribunal.

2.	This firm holds a current contract of insurance or an indemnity provided for members of a professional body covering the risk of a claim by David G Wilson in respect of loss arising in consequence of the above advice.

3.	The conditions regulating settlement agreements under the provisions of the Equality Act 2010, the Employment Rights Act 1996 and the Working Time Regulations 1998, are satisfied.

Yours faithfully

SCHEDULE 2

List of claims/complaints

●	any complaint of or claim for compensation for unfair dismissal;

●	any claim for a redundancy payment;

●	any claim for arrears of wages, salary or bonus (other than as provided for in this Agreement) and any complaint that an unlawful deduction has been made from her wages contrary to the Employment Rights Act 1996;

●	any claim for unlawful detriment under s.48 of the Employment Rights Act 1996;

●	any other claim or complaint under the Employment Rights Act 1996 in relation to his/her employment with the Employer and/or the termination thereof;

●	any claim arising from s.146 of the Trade Union and Labour Relations (Consolidation) Act 1992;

●	any other claim or complaint under the Trade Union and Labour Relations (Consolidation) Act 1992;

●	any complaint of or claim for compensation for wrongful dismissal, breach of contract (including a complaint that less notice has been given than that required by the Employee’s contract) or for pay in lieu of notice;

●	any claim for discrimination, direct or indirect discrimination, harassment or victimisation because of or related to sex, marital or civil partnership status, pregnancy or maternity (including discrimination under Section 18 of the Equality Act 2010) or gender reassignment (including discrimination under Section 16 of the Equality Act 2010) under the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation on grounds of or related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under the Sex Discrimination Act 1975;

●	any claim for direct or indirect discrimination, harassment or victimisation because of or related to race under the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation on grounds of or related to colour, race, nationality or ethnic or national origin under the Race Relations Act 1976;

●	any claim for direct or indirect discrimination, harassment or victimisation because of or related to disability, discrimination arising from disability, or failure to make adjustments under the Equality Act 2010 and/or direct discrimination, disability-related discrimination, harassment or victimisation on grounds of or related to disability or failure to make adjustments under the Disability Discrimination Act 1995;

●	any claim for direct or indirect discrimination, harassment or victimisation because of, on grounds of or related to religion or belief, under the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

●	any claim for direct or indirect discrimination, harassment or victimisation because of, on grounds of or related to sexual orientation, under the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

●	any claim for direct or indirect discrimination, harassment or victimisation because of, on grounds of or related to age, under the Equality Act 2010 and/or under the Employment Equality (Age) Regulations 2006;

●	any claim in relation to the duty to consider working beyond retirement, under the Employment Equality (Age) Regulations 2006;

●	any claim related to a breach of an equality clause or rule or of a non-discrimination rule under the Equality Act 2010 and/or any claim for equal pay under the Equal Pay Act 1970;

●	any complaint that the Employer has contravened the Working Time Regulations 1998 or the Working Time Directive, including any complaint that the Employer has failed to provide adequate weekly and daily rests or adequate rest breaks or has failed to permit or to pay for paid holiday entitlement;

●	any claim related to a breach of an equality clause or rule or of a non – discrimination rule under the Equality Act 2010 and/or any claim for equal pay under the Equal Pay Act 1970;

●	any claim under section 3 of the Protection from Harassment Act 1997;

●	any claim under the National Minimum Wage Act 1998 or regulations made thereunder;

●	any claim alleging a contravention of the Part – Time workers (Prevention of Less Favourable Treatment) Regulations 2000; and

●	any claim alleging a contravention of the Fixed – Term Employees (Prevention of Less Favourable Treatment Regulations) 2002;

Schedule 3

Agreed reference

21 September 2017

To Whom It May Concern

David G Wilson has worked for Inspired Gaming since 06 June 2005, in the position of Chief Operating Officer.

David was employed as COO of Inspired for 12 years and has been an exceptional executive in all respects who has made a huge contribution to the growth and international expansion of this high growth technology gaming company. I have no hesitation in recommending him in the highest terms.

David left Inspired Gaming on 21 September 2017 as a result of redundancy.

We wish David success in your employ and we are sure you will find that he performs his duties with diligence and professionalism at all times.

Yours sincerely

Luke Alvarez

President & CEO